                        SEVERANCE AGREEMENT, RESIGNATION,
                            AND FULL GENERAL RELEASE

     This Severance Agreement, Resignation, and Release ("Agreement") is made and entered into on January 23, 1998 by and between PAYLESS CASHWAYS, INC. ("PAYLESS") and E. J. HOLLAND, JR. ("HOLLAND").

     WHEREAS, HOLLAND was employed by PAYLESS on June 30, 1992, and is entitled to the benefits of an Executive Change in Control Agreement dated as of June 26, 1997, as amended as of August 20, 1997, (the "Control Agreement"); and

     WHEREAS, PAYLESS and HOLLAND mutually wish to terminate the employment status of HOLLAND, and HOLLAND's employment with PAYLESS shall end on January 30, 1998, or such later date as HOLLAND and PAYLESS shall agree, and

     WHEREAS, PAYLESS and HOLLAND have agreed that HOLLAND shall resign as Senior Vice President-Administration/Secretary, but that for purposes of his severance benefits HOLLAND's termination shall be regarded as a termination of his employment without cause by PAYLESS;

     NOW THEREFORE, in consideration of the mutual promises, agreements and releases contained in this Agreement, the parties agree as follows:

1.  A.  PAYLESS' AGREEMENTS

     1. EFFECTIVE DATE

     PAYLESS acknowledges that this Agreement will become effective on the 8th day following HOLLAND's execution of this Agreement (the "Effective Date"), and that HOLLAND will not be required to perform services for PAYLESS after January 30, 1998, or such later date as HOLLAND and PAYLESS shall agree.

     2. SEVERANCE BENEFITS

     PAYLESS agrees to provide HOLLAND the severance benefits set forth below.

          1. Lump Sum Payment

               (1) PAYLESS agrees to pay HOLLAND on the Effective Date a lump sum payment (less applicable payroll deductions) in the amount set forth on
Schedule I hereto. As set forth in Schedule I, such lump sum payment consists of
(A) the amount that HOLLAND would have received as one year's annual Base Salary from the Effective Date through February 1, 1999 (the "Severance Period") (based on his base salary in effect on July 21, 1997),

(B) the remaining amount due HOLLAND under the PAYLESS Reorganization Retention Plan, and (C) an amount for unused earned vacation days through the Effective Date. In addition, PAYLESS shall pay HOLLAND on the Effective Date or as promptly thereafter as is practicable an amount equal to any previously unreimbursed business expenses.

               (2) PAYLESS also agrees to pay, in lieu of matching contributions to the Payless Cashways, Inc. Employee Savings Plan which would otherwise have been made on HOLLAND's behalf during the Severance Period, and in consideration for the Release of Liability contained herein in Paragraph B.2, an additional lump sum payment (less applicable payroll deductions) of $10,000.00.

          2. Continuation of Benefits PAYLESS agrees that during the Severance Period it will provide HOLLAND with health, life (including supplemental death benefits), and dental benefits substantially equivalent to those received by HOLLAND as of the date of the termination of his employment. Such benefits are described in Schedule II and shall be provided during the Severance Period (or, if longer, the period during which such benefits would have been provided at PAYLESS' expense under applicable plans of PAYLESS. Except as may be indicated in Schedule II, such health, life and dental benefits shall be provided at the same coverage levels provided to HOLLAND as of the date of the termination of his employment, and such benefits shall be provided at PAYLESS' expense, subject to the same cost sharing provisions, if any, applicable to HOLLAND as of the date of the termination of his employment. In addition, PAYLESS agrees that during the Severance Period it will provide HOLLAND with disability benefits similar to those that HOLLAND was receiving or was entitled to receive during the period of his employment, except that during the Severance Period, such benefits will provide a maximum monthly benefit of $5,000.00. Such benefits are also listed in Schedule II. PAYLESS agrees to use its reasonable best efforts to obtain an additional $5,000.00 of monthly disability benefits on behalf of HOLLAND during the Severance Period. After the Severance Period, HOLLAND shall be eligible for COBRA continuation coverage of health and dental benefits for a period of 18 months or such period as may then be provided by law. HOLLAND shall not be entitled to receive such benefits to the extent that he obtains other employment prior to the end of the Severance Period that provides comparable benefits, provided, however, that HOLLAND is under no obligation to seek other employment during such period.

          3. Retirement Benefits PAYLESS agrees that for purposes of determining the benefits payable to HOLLAND under the Payless Cashways, Inc. Amended Retirement Plan (the "Pension Plan") and HOLLAND's eligibility therefor, HOLLAND's date of separation from PAYLESS shall be deemed to be February 1, 1999, his age shall be deemed to be his age on such date and the amount allocable to base pay included in the lump sum payment in Paragraph A.2.a(i) shall be included in determining career average pay. If the terms of the Pension Plan do not permit the foregoing, then on the Effective Date PAYLESS shall pay HOLLAND an amount equal to the present value of the additional retirement benefits that would have accrued had he continued to perform services for PAYLESS through the Severance Period at the same rate of compensation as was in effect on the date of this Agreement. The present value payable hereunder shall be calculated using GATT rate currently in effect under the Pension Plan.

          4. Automobile PAYLESS also agrees to a lump sum payment (less applicable payroll deductions) of $8,158.00 in lieu of HOLLAND's car allowance, to be paid on the Effective Date. HOLLAND and PAYLESS agree that the lease, and use, of his company car will be terminated as of the Effective Date.

     3. DEATH OF HOLLAND

     The death of HOLLAND prior to the expiration of this Agreement will not void this Agreement, but the terms thereof will survive his death. In the event that HOLLAND dies prior to receipt of all sums set forth in section A.2. above, then any and all such remaining sums not yet received by HOLLAND otherwise due under this Agreement shall become due and payable to the beneficiaries hereinafter listed: Principal Beneficiary: The Trustee(s) under Trust Agreement created by Edward J. Holland Jr. dated December 15, 1992, as amended, or the successor(s) in trust, Beneficiary, if the trust evidenced by said agreement is in effect at HOLLAND's death. If said trust is not then in effect, the proceeds will be payable in one sum to HOLLAND's estate.

     4. STOCK INCENTIVE

     The parties acknowledge that HOLLAND has no vested stock incentives.

     5. OUTPLACEMENT

     PAYLESS will provide HOLLAND at PAYLESS' expense with telephone answering and e-mail services at Payless for a period of 60 days and executive-level outplacement services at an outplacement service of PAYLESS' choice in the Kansas City area, including an office and telephone transfer services, until he obtains other employment, for a maximum of 18 months.

     6. INDEMNIFICATION

     Set forth as Schedules III through V hereto are provisions of PAYLESS Certificate of Incorporation and Bylaws relating to indemnification of directors and officers and an Indemnification Agreement dated December 2, 1997, between PAYLESS and HOLLAND (collectively "Indemnification Provisions"). Such Indemnification Provisions are incorporated by this reference and made a part of this Agreement in their entirety. PAYLESS acknowledges and agrees that HOLLAND and his estate are entitled to the benefit of such Indemnification Provisions notwithstanding his termination of service and that such provisions apply to his service as an officer of PAYLESS and any of its predecessors. PAYLESS further acknowledges that the Indemnification Provisions obligate PAYLESS, among other matters, to indemnify HOLLAND against any and all expenses (including costs and attorneys' fees) which he might incur as a witness or party with respect to that certain matter pending in the United States District Court for the Southern District of Iowa captioned PAYLESS Cashways, Inc. Partners [et. al.] v. PAYLESS Cashways, Inc. [et. al.]. PAYLESS agrees to honor such obligations with respect to such proceeding or any other proceeding to which HOLLAND may become a party or witness by reason of the fact that he served as an officer of PAYLESS, except as may be provided in the Indemnification Provisions. PAYLESS further agrees that as to HOLLAND, any amendments or changes to the Indemnification Provisions or the insurance coverages described in paragraph A.7 below will not adversely affect HOLLAND without HOLLAND's written consent, and that breach by HOLLAND of any provision of this AGREEMENT will not constitute grounds by PAYLESS to change such coverages or to terminate its obligations under this Agreement or otherwise with respect to the Indemnification Provisions. PAYLESS and HOLLAND agree that said Indemnification Agreement is hereby amended to delete section 9.6 thereof in its entirety.

     7. LIABILITY INSURANCE

     PAYLESS currently maintains $30 million in directors' and officers' liability insurance that provides coverage for HOLLAND and other officers of PAYLESS. The coverage period, including the run-off provisions provided for thereunder, continue through December 2, 2003. PAYLESS agrees to maintain such directors' and officers' liability insurance coverage or to provide similar coverage to HOLLAND so that HOLLAND will remain insured under similar coverage at current levels until December 2, 2003 with respect to the period of time that HOLLAND served as an officer of PAYLESS. PAYLESS has given HOLLAND a copy of such policy and will give him a copy of any amendment or rider promptly after it becomes effective.

     8. RELEASE OF LIABILITY

     PAYLESS releases HOLLAND of all claims and demands of any kind, known or unknown, which it may have against HOLLAND as of the Effective Date or which it may have had at any time before the Effective Date for any acts which HOLLAND committed or omitted during his employment with PAYLESS. PAYLESS understands that it is releasing HOLLAND, to the maximum extent permissible by law, from any liability which HOLLAND may have had to it, known or unknown, at any time up to and including the Effective Date.

2.  HOLLAND'S AGREEMENTS

     1. VOLUNTARY RESIGNATION

     HOLLAND  and  PAYLESS  acknowledge  that  HOLLAND  does and he hereby  does
voluntarily       resign      his       employment      as      Senior      Vice
President-Administration/Secretary, effective as of the Effective Date or such later date as HOLLAND and PAYLESS shall agree. HOLLAND and PAYLESS acknowledge that the resignation which is the subject of this Agreement has been effected by the mutual and amicable agreement of both parties. Notwithstanding the foregoing HOLLAND will, at PAYLESS' request, provide transitional advisory services to PAYLESS for a period ending April 30, 1998. Such service will be performed without compensation other than reimbursement of business expenses. The hours (if any) during which HOLLAND performs such transitional advisory services on any given day shall be determined by him, although he will use reasonable efforts to respond timely to accommodate the reasonable requests of PAYLESS for his services.

     2. RELEASE OF LIABILITY

     HOLLAND releases PAYLESS from the terms of the Control Agreement and acknowledges that further obligations of HOLLAND and PAYLESS in that Control Agreement are extinguished upon execution of this Agreement, except as specifically noted herein. HOLLAND understands that he is releasing PAYLESS to the maximum extent permissible by law, from any liability which HOLLAND believes PAYLESS may have had to him, at any time up to and including the date he signs this Agreement. HOLLAND waives any legal right or claims HOLLAND may have or may have had, including claims of race, color, national origin, sex or gender, age or disability discrimination, arising under the Title VII of the Civil Rights Acts of 1964, the Rehabilitation Act of 1973, the Civil Rights Act of 1866 (Section 1981), the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, the Missouri Human Rights Act, the Missouri Workers Compensation Act and the Missouri Service Letter Act and under any other federal, state, or local statute, regulation, or common law of any state, including any and all claims in tort or contract; provided, however, that nothing contained in this Release of Liability shall modify or in any way detract from the Indemnification provisions of Paragraph A.6 herein.

     3. COOPERATION AGREEMENT

     HOLLAND also agrees to cooperate and assist PAYLESS in the investigation and handling of any actual or threatened court action, arbitration or administrative proceeding or dispute involving any matter that arose during HOLLAND's employment (including, but not limited to, testifying in deposition and/or court and providing information to PAYLESS). PAYLESS acknowledges and agrees that it is responsible for any and all expenses (including costs and attorneys' fees) that HOLLAND may incur in connection with any such proceeding.

     4. ADEQUACY OF CONSIDERATION

     HOLLAND acknowledges that the sum paid by PAYLESS under this Agreement is adequate consideration for HOLLAND's execution of this Agreement, and further acknowledges that the sum is in excess of the amounts to which he would be entitled under the existing Control Agreement, policies or practices of PAYLESS.

3.  OTHER AGREEMENTS

     1. NON-DISPARAGEMENT

     HOLLAND and PAYLESS acknowledge and agree that disparaging or critical statements made by HOLLAND about PAYLESS or its board members, officers and employees or disparaging statements made by board members or senior officers of PAYLESS about HOLLAND would be uniquely detrimental to the interests of both parties. Therefore, HOLLAND agrees to refrain from making such disparaging or critical statements about PAYLESS, or its board members, officers, and employees of PAYLESS, and PAYLESS agrees that PAYLESS' board members and senior executive officers will refrain from making such disparaging or critical statements about HOLLAND. All other provisions of this Agreement notwithstanding, PAYLESS agrees that any statements made by HOLLAND during any testimony given by him as part of any deposition, court hearing, trial, arbitration hearing or similar proceeding, shall not be considered a disparaging or critical statement and HOLLAND agrees that any statements made by PAYLESS or its board members, officers, and employees of PAYLESS during any testimony given by any of them as part of any deposition, court hearing, trial, arbitration hearing, or similar proceeding, shall not be considered a disparaging or critical statement.

     2. NO ADMISSION OF LIABILITY

     HOLLAND acknowledges that this Agreement shall not in any way be construed as an admission by PAYLESS of any liability on the part of PAYLESS, and that all such liability is expressly denied by PAYLESS. Likewise, PAYLESS acknowledges that this Agreement shall not in any way be construed as an admission by HOLLAND of any liability on the part of HOLLAND and that all such liability is expressly denied by HOLLAND.

     3. VOLUNTARY NATURE OF AGREEMENT AND ADVICE OF COUNSEL

     HOLLAND acknowledges that he has read this Agreement and any attached schedules, understands their terms, and signs the Agreement voluntarily of his own free will, without coercion or duress, and with full understanding of the significance and binding effect of the Agreement. HOLLAND has consulted with his attorney before signing this Agreement. HOLLAND further acknowledges that he has been represented by counsel with respect to his pending and potential claims and has thoroughly discussed all aspects of this Agreement with his attorney.

     4. CONSIDERATION PERIOD AND REVOCATION

     HOLLAND received this Agreement on January 23, 1998. HOLLAND acknowledges that he has had a reasonable time, and has had adequate opportunity to consider the terms of the Agreement and whether or not to enter into the Agreement. HOLLAND has twenty-one (21) calendar days, after the date HOLLAND received the Agreement, within which to consider the

Agreement, although he may sign and deliver it to PAYLESS sooner if he desires. HOLLAND may revoke the Agreement by delivering a written notice of revocation to Louise Iennacaro, Vice President of Human Resources, within seven (7) calendar days after HOLLAND signs the Agreement. The provisions of this Agreement will become effective and enforceable on the eighth (8th) calendar day following the date HOLLAND signs the Agreement.

     5. BINDING EFFECT

     This Agreement will be binding upon HOLLAND and his heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of PAYLESS and its successors and assigns. Similarly, this Agreement will be binding on PAYLESS, its officers, agents and successors in interest and assigns and will inure to the benefit of HOLLAND and his heirs, administrators, representatives, executors, successors and assigns.

     6. NEWS RELEASES

     PAYLESS agrees that before it makes any public announcements concerning the resignation of HOLLAND in any newspaper, trade publication, radio, television, or other form of public communication, it will submit such a prepared announcement to HOLLAND for his review and approval. No such announcement will be made without the prior approval of HOLLAND. HOLLAND agrees that his approval shall not be unreasonably refused.

     7. GOVERNING LAW

     This Agreement will be interpreted and enforced in accordance with the laws of the State of Missouri.

     8. SEVERABILITY

     Should any provision of this Agreement be declared or determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining parts, terms and provisions shall continue to be valid, legal and enforceable, and will be performed and enforced to the fullest extent permitted by law.

     9. COMPLETE AGREEMENT

     Except for the Indemnification Provisions and rights and obligations under directors' and officers' liability insurance policy referred to in paragraphs
A.6 and A.7, which this Agreement merely supplements but which otherwise remain in full force and effect, this Agreement contains the entire agreement between HOLLAND and PAYLESS with respect to the subject matter hereof and, except as otherwise noted herein supersedes all prior agreements or understandings between them. No change or waiver of any part of this Agreement will be valid unless in writing and signed by both HOLLAND and PAYLESS.

     10. ARBITRATION

     The parties hereby agree that any dispute arising hereunder or any claim for breach or violation of any item hereof shall be submitted to arbitration pursuant to the rules of the American Arbitration Association ("AAA") to a panel of three arbitrators selected by mutual agreement of the parties or, if the parties do not mutually agree on the arbitrators, in accordance with the rules of the AAA. The award determination of the arbitrators shall be final and binding upon the parties without right of appeal. Either party shall have the right to bring an action in any court of competent jurisdiction to enforce this paragraph and to enforce any arbitrators' award rendered pursuant to this paragraph. The venue for all proceedings in arbitration hereunder and for any judicial proceedings related thereto shall be in Kansas City, Missouri.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year set forth first above written.


PAYLESS CASHWAYS, INC.                        E. J. HOLLAND, JR.

By:  /s/ Donald E. Roller                     /s/  E. J. Holland, Jr.
   ------------------------                   -------------------------
Name:  Donald E. Roller                       Date:  January 23, 1998

Title:  Acting Chief Executive Officer

Date:  January 23, 1998

              Schedule I to E. J. Holland, Jr. Severance Agreement
                          Lump sum payment computation



Severance Period Base Salary                              $242,000.00
   (12 months at rate
     in effect on 7/21/97)

Unpaid Retention Bonus                                     $36,300.00
   (50% of 30% of $242,000)

Unused Vacation Days
   (4 weeks pay at $242,000 per annum)                      $18,615.38

Additional Lump Sum Payment pursuant to
  P.  A(2)(a)(ii)                                           $10,000.00

Additional Retirement Benefit, as                       [to be determined]
   described in P.  A(2)(c)

Automobile Allowance                                         $8,158.00
                                                            ----------

Total (exclusive of Additional Retirement Benefit          $315,073.38
   described in P.  A(2)(c)

              Schedule II to E. J. Holland, Jr. Severance Agreement
                              Benefit Continuation



Group Medical/Vision
Group Dental
Long Term Disability and Supplemental  Disability  (limited to a maximum monthly benefit of $5,000.00)
Combined Group Life Insurance and Supplemental Death Benefits of $810,000 during the Severance Period, and a $270,000 life insurance policy thereafter Annual
Physical in early 1998 1997 Tax Preparation ($1,000 limit)

             Schedule III to E. J. Holland, Jr. Severance Agreement

                          CERTIFICATE OF INCORPORATION
                            INDEMNIFICATION PROVISION


                                  ARTICLE VIII
                           INDEMNIFICATION; INSURANCE

     The directors and officers of the corporation shall be indemnified to the maximum extent permitted by law. Without limiting the foregoing, each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation, or is or was serving, at the request of the corporation, as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation, to the fullest extent which it is empowered to do so by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, including attorneys' fees, and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in the bylaws of the corporation, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the corporation. Expenses incurred by a director or officer of the corporation in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation as authorized by the Delaware General Corporation Law. The foregoing right of indemnification and advancement of expenses shall be a contract right and shall in no way be exclusive of any other rights of indemnification and advancement of expenses to which any such director or officer may be entitled by law, agreement, vote of stockholders or of disinterested directors or otherwise. All rights of indemnification and advancement of expenses hereunder shall survive any repeal or modification of this Article VIII as to any set of facts or proceeding then existing, shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such a director or officer. The procedures with respect to indemnification shall be set forth in the bylaws of the corporation.

     The corporation may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

              Schedule IV to E. J. Holland, Jr. Severance Agreement

                                     BYLAWS
                           INDEMNIFICATION PROVISIONS


                                    ARTICLE V
                INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

     Section 1. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the corporation or advance of expenses under Article VIII of the certificate of incorporation shall be made promptly, and in any event within thirty days, upon the written request of the director or officer. If a determination by the corporation that the director or officer is entitled to indemnification pursuant to this Article V is required, and the corporation fails to respond within sixty days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty days, the right to indemnification or advances as granted by this Article V shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     Section 2. Article Not Exclusive. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision or the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 3. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article V and who are or were employees or agents of the corporation, or who are or were serving at the request of the corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors. Expenses (including attorneys' fees) incurred by employees and agents may be paid upon such terms and conditions, if any, as the board of directors deems appropriate; provided, that such expenses may only be paid by the corporation in advance of a proceeding's final disposition upon receipt of an undertaking by or on behalf of such employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

     Section 4. Contract Rights. The provisions of this Article V shall be deemed to be a contract right between the corporation and each director or officer who serves in any such capacity at any time while this Article V and the relevant provisions of the Delaware General Corporation Law or other applicable law are in effect, and any repeal or modification of this Article V or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

     Section 5. Merger or Consolidation. For purposes of this Article V, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is a director, officer, employee or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article V with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

              Schedule V to E. J. Holland, Jr. Severance Agreement

                            INDEMNIFICATION AGREEMENT